Exhibit 99.1

Press Release

Pike Electric Welcomes General Peter Pace, former Chairman of the Joint Chiefs of Staff, to Its Board of Directors

Mt. Airy, N.C., February 4, 2010 – Pike Electric Corporation (NYSE:PIKE), one of the nation’s largest providers of energy solutions, today announced that retired Marine General Peter Pace has joined Pike Electric’s Board of Directors, effective February 4, 2010.

“General Pace is an outstanding addition to our Board,” said J. Eric Pike, chairman and chief executive officer of Pike Electric. “A highly respected leader, he brings tremendous knowledge and experience regarding cyber security, strategic planning and large scale mobilizations. We look forward to his guidance and insight.”

As the sixteenth Chairman of the Joint Chiefs of Staff, General Pace served as the principal military advisor to the President, the Secretary of Defense, the National Security Council, and the Homeland Security Council. He is the first Marine to hold this position. He is a graduate of the United States Naval Academy, holds a Master’s Degree in Business Administration from George Washington University, and attended Harvard University for the Senior Executives in National and International Security program. General Pace held command at virtually every level in the Marine Corps beginning as a rifle platoon leader in Vietnam.

About Pike Electric

Pike Electric is a leading provider of energy solutions to over 200 investor-owned, municipal and cooperative utilities in the United States. Our comprehensive services include siting, permitting, engineering design, installation, maintenance and repair of power delivery systems, including renewable energy projects. Our common stock is traded on the New York Stock Exchange under the symbol PIKE.  For more information, visit us online at www.pike.com.

Investor Relations
Contact:(336) 719-4622
investorrelations@pike.com